Vuzix Authorized Reseller Agreement

This Agreement, effective June 15, 2012, is made between VUZIX Corporation, with a principal place of business located at 75 Town Centre Drive, Rochester, New York 14623 U.S.A. (herein referred to as “VUZIX”) and TDG Acquisition Company, LLC, with a principal place of business located at 2166 Brighton Henrietta Town Line Road, Rochester New York 14623 (hereinafter referred to as “RESELLER”) each a ”Party” and, collectively, the “Parties”.

I.	GRANT AND AREA OF RESPONSIBILITY

1.1.	VUZIX grants to RESELLER the exclusive right to sell, promote and distribute the products listed in Schedule B (hereinafter referred to as the “Products”) in the Exclusive Markets within the territory described on Schedule A (such markets within that territory being referred to herein as the “Territory”).

1.2.	This right to sell, promote and distribute the Products is limited to the Territory, and does not extend to any other area or market. No re-exporting of Products to any customers outside of the Territory, either directly or indirectly, is authorized unless written permission is granted by VUZIX.

II.	RESELLER’S OBLIGATION

2.1.	RESELLER agrees to promote the sale, distribution and promotion of the Products in the Territory as it deems appropriate.

2.2.	RESELLER may use such promotional aids, selling aids, educational materials, advertising materials and related items as VUZIX may furnish to RESELLER. RESELLER, at its own cost, may develop its own promotional materials which shall maintain the image of VUZIX and the Products and protect VUZIX’ trademarks. RESELLER shall provide VUZIX with copies of all such materials before they are released publicly. If VUZIX provides any written comments within ten days (10) after its receipt of such materials, RESELLER will work with VUZIX to implement or address those suggestions and RESELLER shall not use such materials until it has obtained VUZIX’ written approval. If such approval is not granted by VUZIX, in its sole discretion, the materials may not be used or distributed by RESELLER.

2.3.	RESELLER will (i) use good faith efforts to avoid deceptive, misleading or unethical practices that are or might be detrimental to VUZIX or the Products; (ii) make no representation known by it to be false or misleading with regard to VUZIX or the Products; (iii) not publish or employ advertising material known by it to be deceptive with regard to VUZIX or the Products; (iv) make no representations, warranties or guarantees to customers or the trade with respect to the specifications, features or capabilities of the Products other than those made by VUZIX in the Products’ user documentation.

2.4.	Both Parties shall comply with all applicable international, national, provincial, state, regional, and local laws and regulations, including but not limited to export and import laws and regulations, in performing its duties hereunder and in any of their dealings with respect to the Products.

2.5.	RESELLER covenants and agrees not to distribute or resell any of the Products under any trade names or trademarks other than those employed by VUZIX with respect thereto, which tradenames and trademarks RESELLER is hereby authorized to use for such purposes, subject to the further provisions hereof.

2.6.	RESELLER will distribute VUZIX products with all packaging, warranties, disclaimers, and License Agreements intact as shipped from VUZIX. RESELLER special packaging needs may be provided only by VUZIX, subject to possible incremental charges, at the sole option of VUZIX.

III.	VUZIX’ OBLIGATIONS

3.1.	VUZIX will, at the request of RESELLER, provide RESELLER with information and materials reasonably necessary for RESELLER's marketing as contemplated hereby. VUZIX shall furnish to RESELLER, free of charge, such number of copies as required by RESELLER, within reason, of all available manuals in the English Language, and its standard Product related sales and advertising material, product manuals, installation and operation manuals in the English language then in general use by VUZIX (unless specifically prepared for another customer of VUZIX). For the avoidance of doubt, VUZIX shall have no obligation to create for or provide to RESELLER any materials other than its then-existing standard materials.

3.2.	At its option, VUZIX may provide RESELLER with additional sales and marketing assistance. Any Market Development Funding, Product samples, shared advertising reimbursements and other related activities if offered by VUZIX will be covered in separate letters of agreement. VUZIX does not represent that any of the foregoing will be made available to RESELLER.

3.3.	VUZIX shall, at its offices in Rochester, New York, make available to RESELLER technically competent personnel to counsel RESELLER's engineers in a manner reasonably necessary to enable RESELLER's marketing of the Products as contemplated herein.

3.4.	VUZIX shall provide to RESELLER access to any reasonably necessary technical training courses that it develops and makes generally available to other resellers of VUZIX products, free of charge, at VUZIX’ premises. RESELLER shall bear the expenses of having its personnel attend such courses, including, but not limited to, the expenses of transportation, accommodation, food and salaries. The foregoing shall not apply to courses that are developed at the request and expense of another reseller.

3.5.	In the event where the Territory is or includes geographical areas outside the United States, VUZIX in cooperation with the RESELLER shall prepare, obtain or transmit to RESELLER and all parties concerned, all documents that are required to export the Products from the United States to RESELLER’s designated shipment point provided, however, that VUZIX shall not prepare, obtain or transport documents providing for the export of the Products in violation of applicable United States export regulations or where such export is prohibited or substantially restricted. VUZIX shall not be responsible for delivery delays caused by its inability to obtain export clearance so long as VUZIX reasonably attempts to obtain such clearance. In no case shall RESELLER export the Products without valid, required export licenses.

IV.	TERMS OF SALE AND SHIPMENT

4.1.	All sales to RESELLER shall be in accordance with VUZIX’ then current prices for resellers, which is determined based on volume discounts from retail, as disclosed in Schedule C. VUZIX reserves the right to change prices and discounts at any time, upon reasonable notice. VUZIX will use commercially reasonable efforts to provide RESELLER with at least sixty (60) days written notice of such price changes on any of the Products.

4.2.	VUZIX reserves the right, to change at any time, and from time to time, the Products, and the packaging, labeling, and promotional material and techniques relating to the Products. VUZIX will use commercially reasonable efforts to inform the RESELLER in advance when such changes are intended.

4.3.	All orders are subject to acceptance and written confirmation by VUZIX, which acceptance shall not be unreasonably withheld. Delivery is subject to Product availability at the time RESELLER’s order is received and, if any order is in excess of currently available stock levels after accounting for any pre-existing orders and VUZIX’ manufacturing lead times, VUZIX will endeavor to fill orders promptly, but shall not be liable for any damages resulting from any delay in delivery of such Products.

4.4.	VUZIX will make every reasonable effort to meet delivery dates quoted or acknowledged. If the Products are in short supply, VUZIX reserves the right to allocate the Products among VUZIX’ customers as VUZIX deems appropriate and shall not be liable for any damages (including incidental or consequential damages) resulting from delays due to its inventory levels or production scheduling. Orders accepted by VUZIX may be canceled by RESELLER in the event that there is a material delay in shipment.

4.5.	VUZIX shall pack all Products it delivers in accordance with good commercial practices. Shipment of Products will be made FOB VUZIX’ distribution facilities. Title and risk of loss pass to RESELLER when the Products are delivered to the freight carrier. RESELLER is responsible for arranging its own freight insurance. RESELLER is obligated to examine any shipment promptly upon receipt and report any shortage of or damage to merchandise as soon as reasonably practical to the carrier, its agents or insurance agents and to VUZIX. In the event that RESELLER fails to notify VUZIX of any shortage or fails to make a claim against VUZIX within Ten (10) days after receipt, RESELLER agrees that VUZIX is not responsible for any shortage incurred. RESELLER agrees that VUZIX is not responsible for any losses or damage caused by the freight carrier or any other cause during shipment. Any RESELLER claim for other adjustments of an invoice is deemed to be waived if RESELLER fails to present such claim within thirty (30) days from the date of the receipt of the applicable Products. No claims, credits, or offsets may be deducted from any VUZIX invoice by RESELLER.

4.6.	Purchase Orders and instructions between VUZIX and RESELLER shall be written and may be sent by facsimile machine, mail, electronic mail and/or hand delivered and shall be effective as to VUZIX when received by VUZIX, subject to the other provisions of this Agreement. While each of RESELLER or VUZIX may employ its own form of purchase documentation (purchase orders, acceptances, etc.), each understands and agrees that the terms of this Agreement shall exclusively govern the sale of the Products and any terms or provisions of any such purchase documentation which are different from or in addition to the terms of this Agreement shall be null, void and of no force and effect.

4.7.	Payment for the Products purchased by RESELLER pursuant to this Agreement shall be net thirty (30) days. Payments shall be made in United States Dollars, by wire transfer, credit card or check, all in accordance with the terms stated on VUZIX’ invoices. If RESELLER fails to pay any sum when due, after fifteen (15) days after written notice VUZIX may discontinue performance under this Agreement and pursue account collection activities.

4.8.	While RESELLER is free to determine its own actual prices at which the Products are sold by the RESELLER to its customers, VUZIX where allowed by law encourages a Minimum Suggested Retail Price for all advertisements of the Products.

4.9.	Net RESELLER prices in Schedule C are FOB Rochester, New York in U.S. Dollars, unless otherwise indicated on the quotation applicable to an order. VUZIX reserves the right to charge RESELLER for any special routing, packing, handling, or insurance requested by RESELLER and agreed to by VUZIX. Orders shipped under special routing instructions must be separately agreed upon and may be subject to additional charges.

4.10.	Prices are exclusive of, and the RESELLER will report and pay all applicable sales, use, service, excise, import duties, export duties, value added or like taxes, unless RESELLER has provided VUZIX with an appropriate exemption certificate for the destination.

4.11.	RESELLER acknowledges that any commitment made by RESELLER to its customers, including without limitation with respect to price, quantities, delivery, specifications, warranties or suitability will be RESELLER’s sole responsibility, and, except in cases of gross negligence or willful misconduct by VUZIX, RESELLER will indemnify VUZIX from liability for any such commitment by RESELLER.

V.	LIMITED WARRANTY

5.1.	VUZIX makes warranties only to the end user purchaser of the Products. VUZIX make no warranties, express or implied, to RESELLER, other than that the Products conform to their applicable specification in all material respects..

VI.	INDEMNIFICATION; DISCLAIMER OF WARRANTIES; LIMITED LIABILITY

6.1.	Subject to the limitations set forth in this Agreement, VUZIX agrees to defend or settle any claim against RESELLER made by RESELLER’s end-user customer or any other third parties and VUZIX will indemnify and hold RESELLER harmless for any loss, damage or liability (including reasonable attorneys’ fees) resulting from a claim for breach of the warranty that VUZIX provides to end-user customers or that the Products, delivered under this Agreement (a) infringe a patent, utility model, industrial design, copyright, trade secret, mask work, trademark in the Territory or country where Products are used, sold, or receive Support, (b) fail to meet the published specification relating to such Product in any material respect, or (c) caused injury or other damages to any third party due to defects in design, material, workmanship, or other cause, provided RESELLER (1) promptly notifies VUZIX in writing of any such claim; (2) cooperates reasonably with VUZIX in, and grants VUZIX sole control of, the defense of such claim; (3) and has sold the subject Products in compliance with this Agreement in all respects material to such claim. VUZIX will not settle any claim for which it must give indemnification hereunder unless such settlement fully and finally releases RESELLER from any liability with respect thereto without cost, restriction or liabilities to RESELLER.

6.2.	If such a claim appears likely, VUZIX may modify the Product, procure any necessary license, or replace it. If VUZIX determines that none of these alternatives is reasonably available, VUZIX will refund RESELLER’s purchase price upon return of the Product including actual shipping expenses incurred to purchase and to return the Product.

6.3.	Notwithstanding the prior Section 6.1 and 6.2, VUZIX has no obligation for any claim of infringement arising from: (1) VUZIX’ compliance with RESELLER’s designs, specifications or instructions; (2) Product modification by RESELLER or a third party; (3) Product use not authorized by specifications or related application notes or manuals; (4) or use of the Product with products not supplied or authorized by VUZIX.

6.4.	RESELLER agrees to indemnify VUZIX (including reasonable attorney’s fees and costs of litigation) against, and hold VUZIX harmless from, any and all claims by any person resulting from RESELLER’s gross negligence, willful misconduct, or breach of the Agreement. VUZIX agrees to indemnify RESELLER (including reasonable attorney’s fees and costs of litigation) against, and hold RESELLER harmless from, any and all claims by any person resulting from VUZIX’ gross negligence, willful misconduct, or breach of the Agreement.,

6.5.	The terms in this Section and the end user warranty included with the Product state VUZIX’ entire liability to RESELLER and its customers for claims of intellectual property infringement.

6.6.	VUZIX MAKES NO WARRANTIES OR REPRESENTATIONS AS TO PERFORMANCE OF THE PRODUCTS EXCEPT AS SET FORTH IN VUZIX’ LIMITED WARRANTY CONTAINED HEREIN AND IN THE END USER WARRANTY CONTAINED WITH THE PRODUCTS.

6.7.	UNDER NO CIRCUMSTANCES SHALL VUZIX OR ITS SUPPLIERS BE LIABLE TO RESELLER, END-USER CUSTOMERS OR ANY THIRD PARTIES ON ACCOUNT OF ANY CLAIM (WHETHER BASED UPON PRINCIPLES OF CONTRACT, WARRANTY, NEGLIGENCE OR OTHER TORT OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOST PROFITS AND BUSINESS INTERRUPTION.

6.8.	VUZIX’ MAXIMUM LIABILITY UNDER ITS LIMITED WARRANTY SET FORTH IN SECTION 5.1 TO RESELLER IS EXPRESSLY LIMITED TO THE AMOUNTS PAID BY RESELLER UNDER THIS AGREEMENT. The provisions of this Section 6.8 or of Section 6.7 shall not be deemed to limit the obligations of VUZIX under Section 6.1 with respect to third party claims.

VII.	RESELLER’S STATUS AND MISCELLANEOUS RESPONSIBILITIES

7.1.	RESELLER is an independent contractor, not an agent or employee of VUZIX. This Agreement does not create an employer-employee, a franchisor-franchisee or a principal-agent relationship between VUZIX and RESELLER. RESELLER does not have, nor will it represent that is has, any power, right or authority to enter into agreements for or on behalf of VUZIX, to create any obligation due or owed VUZIX, to accept service of process on VUZIX or to bind VUZIX in any manner.

7.2.	VUZIX authorizes RESELLER to display one or more designated VUZIX trademarks, logo types, trade names and insignia (“VUZIX Marks”) in the Territory solely to promote, distribute and sell the Products, and to otherwise meet RESELLER’s obligations under this Agreement. Any display of VUZIX Marks must be in good taste and in accordance with written standards provided by VUZIX for their display. RESELLER will not use any name or symbol in a way, which may imply that RESELLER is an agency or branch of VUZIX. RESELLER will discontinue any use of any VUZIX Marks as requested by VUZIX promptly upon notice. RESELLER will provide VUZIX with copies of any materials using the VUZIX Marks in advance of any public use. RESELLER shall not use such materials unless approved by VUZIX. Any rights or purported rights in any VUZIX Marks acquired through RESELLER’s use belong solely to VUZIX, and any goodwill in the VUZIX Marks will accrue to VUZIX. Upon termination of this Agreement, RESELLER agrees to discontinue immediately any use of the VUZIX name or trademarks, service marks and logos, and immediately remove the VUZIX name from any catalogs, websites, displays, telephone directories, trade literature and all other advertising medium. Failure to discontinue the use of VUZIX name, marks and logos shall constitute trademark infringement.

7.3.	RESELLER grants VUZIX the non-exclusive, royalty free right to display RESELLER’s trademarks (the “RESELLER Marks”) in advertising and promotional material solely for directing prospective purchasers of Products to RESELLER’s selling locations. Any display of the RESELLER Marks must be in good taste and in accordance with standards provided by RESELLER for their display. Any rights or purported rights in any RESELLER trademarks acquired by VUZIX through this Agreement belong solely to RESELLER. Upon termination of this Agreement, VUZIX agrees to discontinue immediately any use of the RESELLER name or trademarks, service marks and logos.

7.4.	RESELLER acknowledges that all manufacturing specifications and data, financial information, sales and marketing information, distribution agreements and their terms, repair, replacement and maintenance information and data related to the Products (except for any Product information intended for disclosure without restriction to customers or end users) which are obtained by RESELLER from VUZIX is commercially valuable confidential information of VUZIX (the “Confidential Information”). RESELLER shall use the Confidential Information solely in connection with the distribution of the Products and shall not use or disclose the Confidential Information for any other purpose.

7.5.	RESELLER will protect the Confidential Information in the same manner in which it protects its own like proprietary, confidential, and trade secret information. All such Confidential Information will remain confidential for five (5) years after the date of disclosure.

7.6.	Notwithstanding the above section, there are no obligation upon the RESELLER with respect to Confidential Information which (a) was in the RESELLER’s possession before the disclosure; (b) is or becomes a matter of public knowledge through no fault of the RESELLER; (c) is rightfully received by the RESELLER from a third party that does not have a duty of confidentiality; (d) is disclosed by VUZIX to a third party without a duty of confidentiality on the third party; (E) is disclosed under operation of law; or (F) is disclosed by the RESELLER with VUZIX’ prior written approval.

VIII.	TERMS AND TERMINATION

8.1.	This Agreement will have a term of ten (10) years from the date VUZIX accepts and signs this Agreement (the “Initial Term”) and following the end of the Initial Term will renew automatically for a successor One (1) year period (each such one-year period a “Renewal Term”), unless terminated by either Party.

8.2.	Either Party may terminate this Agreement at the end of the Initial Term or any Renewal Term, by giving the other Party prior written notice of its intention to terminate this Agreement at least sixty (60) days before the end of the Initial Term or a Renewal Term, as applicable.

8.3.	If either Party becomes insolvent, is unable to pay its debt when due, files for bankruptcy, is the subject of involuntary bankruptcy (which is not dismissed within sixty (60) days of filing), has a receiver appointed, or has its assets assigned, the other Party may terminate this Agreement without notice and may cancel any unfulfilled obligations.

8.4.	Either Party may immediately terminate this Agreement because of a material breach by the other Party of this Agreement unless such other Party cures the breach within sixty (60) days after having received written notice of such breach from the non-breaching Party, provided that if such breach is not susceptible of cure, this Agreement shall be terminated upon the giving of notice.

8.5.	Upon termination of this Agreement for whatever reason, all amounts owed from RESELLER to VUZIX shall immediately become due. Upon termination, RESELLER will immediately cease to be an authorized VUZIX reseller. RESELLER shall not thereafter represent or hold itself out as an authorized VUZIX RESELLER or engage in any practices that might make it appear that RESELLER is still an authorized VUZIX RESELLER. Upon termination, and will refrain from using any VUZIX Trademark or name. Authorization of RESELLER and any of its authorized sub-resellers to use any VUZIX Mark will cease upon such termination or expiration.

8.6.	Upon termination of this Agreement by VUZIX without cause, VUZIX shall repurchase within a reasonable period of time from RESELLER, any or all Products then in the possession or under the control of RESELLER that are still unopened, in like new merchantable condition and in their original packaging. Such repurchase shall be made at the price paid for such Products by RESELLER, FOB RESELLER’s principal place of business, less any and all amounts then owing, for whatever reasons, from RESELLER to VUZIX. In the event that VUZIX fails to repurchase any or all such Products, in addition to any other remedies available to RESELLER for breach of this Section, RESELLER shall be entitled to sell such Products to any person or entity, whether or not in the Territory or the Exclusive Markets, pursuant to the terms and conditions of this Agreement as if this Agreement had not be terminated.

8.7.	Acceptance of orders by VUZIX after notice of termination has been given shall be construed as separate transactions and shall not operate as a renewal or revival of this Agreement or as a waiver of such termination. VUZIX reserves the right for any reason and in its sole discretion to accept or reject, in whole or in part, any such orders.

8.8.	All obligations concerning outstanding transactions, warranties, support, Products, intellectual property protection, limitations of liability and remedies, confidentiality, and the general terms and conditions will survive termination or expiration of this Agreement, except that the provisions for confidentially will survive only through the periods set forth in this Agreement.

8.9.	The Party terminating this Agreement pursuant to the express provisions hereof shall not incur any liability to the other Party by reason of termination of this Agreement either for compensation or damages on account of the loss of present or prospective profits or expenditures or investments or for any reason.

8.10.	The term "Force Majeure" as employed in this Section means and includes the causes beyond the reasonable control of the Party so affected, including, but not limited to, war (declared or undeclared), hostility, riot, revolution, embargo, fire, earthquake, flood, or other acts of God. The Party so affected shall use its best efforts to provide the other Party with a prompt written notice within fourteen (14) days after occurrence thereof.

8.11.	If the performance of this Agreement or any obligation hereunder is prevented, delayed, restricted or intervened with by reason of Force Majeure, the Party so affected shall be excused from such performance to the extent of such prevention, delay, restriction or interference and such shall not constitute a breach of this Agreement, provided, however, that the Party so affected shall use its best efforts to avoid or remove such causes of non-performance and whenever those are removed, it shall commence and/or continue performance promptly. Notwithstanding the foregoing, nothing shall relieve the RESELLER from any payment obligations under this Agreement.

8.12.	Notwithstanding the foregoing, in the event that the Force Majeure remains uncured for a period of Ninety (90) days, the Party not so affected may, at no charge and without any liability to the Party so affected (other than the obligation to pay amounts due or to become due and the obligation to continue to be bound by the terms of this Agreement that expressly or by their nature survive termination), cancel all orders and terminate this Agreement on prior written notice to the Party so affected.

IX.	ASSIGNMENTS

9.1.	This Agreement may not be assigned or otherwise transferred by RESELLER without the prior written consent of VUZIX, and any such assignment or transfer without VUZIX’ prior written consent shall be null and void and of no force or effect.

X.	CHOICE OF LAW AND ARBITRATION

10.1.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA without regard to its conflict or choice of law provisions.

10.2.	RESELLER and VUZIX agree to first enter into negotiations to resolve any controversy, claim or dispute (“dispute”) arising under or relating to this Agreement. The Parties agree to negotiate in good faith to reach a mutually agreeable resolution of such dispute within a reasonable period of time. If good faith negotiations are unsuccessful, VUZIX and RESELLER agree to resolve the dispute by binding and final arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitration shall take place in the County of Monroe, New York, USA. The arbitrator shall be bound to follow the provisions of this Agreement in resolving the dispute, and may not award punitive damages. The decision of the arbitrator may be entered or enforced in any court of competent jurisdiction.

XI.	INTERPRETATION OF THIS AGREEMENT

11.1.	Both Parties acknowledge that they are familiar with RESELLER agreements. In the construction of any terms in this Agreement, no term shall be construed against any Party on the basis of that Party having drafted that language.

XII.	WAIVER

12.1.	In the event that either VUZIX or RESELLER waives any right under any provision of this Agreement, such waiver shall not constitute a waiver with regard to any other rights set forth in this Agreement or any subsequent occurrence of the waived event or circumstance.

XIII.	VALIDITY OF AGREEMENT

13.1.	VUZIX and RESELLER agree that if any portion of this Agreement is found to be invalid, such a finding does not serve to invalidate any other provision of this Agreement, nor does such a finding serve to invalidate this Agreement as a whole.

XIV.	GENERAL

14.1.	All notices that are required under this Agreement will be in writing and will be considered given as of twenty-four (24) hours after sending by electronic means, facsimile transmission, overnight courier, or hand delivery, or as of four (4) days of certified mailing and appropriately addressed to the locations noted at the beginning of this Agreement, or elsewhere as directed by each Party, provided that in each case other than hand delivery notice of delivery has been requested and received.

14.2.	This Agreement constitutes the entire understanding between VUZIX and RESELLER, and supersedes any previous communications, representations or agreements between the Parties, whether oral or written, regarding transactions hereunder. No modification of this Agreement will be binding on either Party unless made in writing and signed by both Parties.

14.3.	Parties hereto agree that neither will refer to this Agreement or to the presence thereof in any advertising material or otherwise, or disclose the terms or conditions of this Agreement to a third party without prior written consent of the other Party, such consent not to be unreasonably withheld.

XV.	SIGNATURE

15.1.	Each Party warrants that the person signing on its behalf is its duly authorized representative, that it has read and understood this Agreement, that the Party enters into this Agreement freely to advance its economic interests and that signature binds the Party to the obligations imposed upon it by this Agreement.

VUZIX CORPORATION	TDG ACQUISITION COMPANY, LLC
“RESELLER”

/s/ Paul Travers	/s/ James P. Balet
Signature	Signature

Paul Travers	James P. Balet
Print Name & Title	Print Name & Title

June 15, 2012	June 15, 2012
Date Signed	Date Signed

Page 9 of 9